UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): April 29, 2005

BLUE COAT SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28139	91-1715963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

650 Almanor Avenue

Sunnyvale, California 94085

(408) 220-2200

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On April 29, 2005, Blue Coat Systems, Inc., a Delaware corporation (“Blue Coat”), entered into a letter agreement with Robert P. Verheecke, Blue Coat’s Vice President, Chief Financial Officer and Secretary, providing for his continued employment through January 31, 2006 (the “April Agreement”). The April Agreement replaces an agreement entered into between Blue Coat and Mr. Verheecke dated November 4, 2004.

Under the April Agreement, Blue Coat has agreed that it will not terminate Mr. Verheecke’s employment prior to January 31, 2006 except for cause as defined in the agreement. Mr. Verheecke may resign his employment at any time. Mr. Verheecke will be responsible for special projects as directed by Blue Coat’s Chief Executive Officer. Until the earlier of January 31, 2006, Mr. Verheecke’s voluntary resignation or a termination by Blue Coat for cause, Mr. Verheecke will continue to receive his annual salary and benefits in accordance with Blue Coat’s existing policies. The April Agreement provides that Mr. Verheecke will vest in an additional 20,000 shares under an option granted in June 2003. The April Agreement also contains certain restrictive covenants, releases and other customary terms and conditions.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Pursuant to the April Agreement, Mr. Verheecke ceased to be Vice President, Chief Financial Officer and Secretary on May 2, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE COAT SYSTEMS, INC.

DATE: May 5, 2005	By:	/s/ Brian NeSmith
Brian NeSmith
Chief Executive Officer (Principal Executive Officer)